EXHIBIT 4.1

SPARTAN STORES, INC.
SUPPLEMENTAL SAVINGS PLAN FOR DIRECTORS
___________________________________

ARTICLE 1

ESTABLISHMENT AND PURPOSE

                    1.1          Establishment of Plan.

                    Spartan Stores, Inc. (the "Company") is establishing the Spartan Stores, Inc. Supplemental Savings Plan for Directors as of January 1, 2004.

                    1.2          Purpose.

                    The Company is adopting the Plan to provide the Directors who participate in the Plan with the opportunity to defer a portion of their Director Fees until a subsequent date.

                    1.3          Status of Plan Under ERISA.

                    Because the Plan does not cover employees, the Plan is not intended to be covered by any part of ERISA. The existence of any Trust Fund is not intended to change this characterization of the Plan.

ARTICLE 2

DEFINITIONS

                    The following terms shall have the meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific articles or sections shall refer to Articles or Sections of the Plan unless otherwise stated.

                    2.1          Account.

                    "Account" means the bookkeeping record of the Participant's benefits under the terms of the Plan.

                    2.2          Beneficiary.

                    "Beneficiary" means the beneficiary designated in writing by the Participant to receive benefits from the Plan in the event of his death. The Beneficiary shall be designated on a form provided by the Company, and the Participant may change the Beneficiary designation at any time by signing and filing a new form with the Company. However, if the Participant is married at the time of his death, the Beneficiary of any death benefits shall be the Participant's spouse, despite any designation to the contrary, unless the spouse has consented to a different or additional Beneficiary. The spouse's consent shall be in writing and shall be witnessed by a Plan representative or by a notary public.

                    If the Participant designates a trust as Beneficiary, the Company shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust. Further, the Company shall not have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

                    The rules of this paragraph apply unless provided otherwise in the Participant's Beneficiary designation form. If the Participant designates one primary Beneficiary and the Beneficiary dies after the Participant but before benefit payments are completed, any remaining benefits shall be payable to the secondary Beneficiary. If the Participant fails to designate a secondary Beneficiary or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits shall be payable to the deceased primary Beneficiary's heirs in the manner described in the next paragraph. If the Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are completed, the share payable to the deceased Beneficiary shall be paid to the deceased Beneficiary's heirs in the manner described in the next paragraph as if the Beneficiary was the Participant.

                    If the Participant fails to designate a Beneficiary or if no designated Beneficiary survives the Participant, distribution shall be made in equal shares to the members of the first of the classes listed below having a living member on the date the distribution is payable. The classes, in order of priority, are as follows:

                    (a)          The Participant's Spouse;

                    (b)          The Participant's children or their then-living issue, by right of representation; and

                    (c)          The legal heirs of the Participant under the laws of the Participant's state of residence on the date of the Participant's death.

                    The facts as shown by the records of the Plan Administrator at the time of death shall be conclusive as to the identity of the proper payee, and the records of Trustee shall be conclusive as to the amount properly payable. The distribution made in accordance with such state of facts shall constitute a complete discharge of all obligations under the provisions of the Plan.

                    2.3          Board of Directors.

                    "Board of Directors" means the Company's governing body.

                    2.4          Change In Control.

                    "Change in Control" shall have the same meaning as in the Spartan Stores, Inc. Supplemental Executive Savings Plan.

                    2.5           Code.

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    2.6          Company.

                    "Company" means Spartan Stores, Inc.

                    2.7          Director.

                    "Director" means a member of the Company's Board of Directors.

                    2.8          Distributable Event.

                    "Distributable Event" means an event described in Section 5.1.

                    2.9          Effective Date.

                    "Effective Date" means January 1, 2004, the date the Plan first became effective.

                    2.10          Elective Deferrals.

                    "Elective Deferrals" are the amounts by which a Participant agrees to reduce his Director Fees in order to have amounts credited to his Account.

                    2.11          ERISA.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    2.12          Investment Results.

                    "Investment Results" means the earnings, gains and losses achieved by an investment fund elected by a Participant under Section 4.5. The Investment Results for a Participant shall be determined as if the portion of his Account which was deemed to be invested in the investment fund had actually been invested in the investment fund during the relevant time period.

                    2.13          Participant.

                    "Participant" means a Director of the Company who is or may become eligible to receive a benefit from the Plan.

                    2.14          Plan.

                    "Plan" means the Spartan Stores, Inc. Supplemental Savings Plan for Directors.

                    2.15          Plan Year.

                    "Plan Year" means the 12-consecutive-month period beginning on January 1 and ending on the following December 31.

                    2.16          Related Employer.

                    "Related Employer" means (a) any member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Code; (b) any other trade or business under common control of or with the Company, as defined in Section 414(c) of the Code; (c) any member of an affiliated service group with the Company, as defined in Section 414(m) of the Code; and (d) any other entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code. An entity shall be a Related Employer with the Company only with regard to a time period in which the requirements of this Section are satisfied.

                    2.17          Trust Agreement.

                    "Trust Agreement" means the Trust under the Spartan Stores, Inc. Supplemental Savings Plan for Directors. If a Trust Agreement is established, it shall conform with the model rabbi trust contained in IRS Revenue Procedure 92-64.

                    2.18          Trust Fund.

                    "Trust Fund" means the assets held under the Trust Agreement.

                    2.19          Trustee.

                    "Trustee" means the financial institution designated as trustee by the Company pursuant to Article 6.

ARTICLE 3

PARTICIPATION

                    3.1          Eligibility for Participation.

                    A Director shall become eligible to participate in the Plan upon his or her election as a Director.

                    As a condition for participation in the Plan, the Director must sign an application form provided by the Plan Administrator. In the application form, the Director shall acknowledge that he is an unsecured creditor of the Company and its Related Employers with regard to any benefits under the Plan and waive any right to a priority claim with regard to the benefits.

                    3.2          Termination of Active Participation.

                    A Participant who ceases to be a Director of the Company shall cease further active participation in the Plan.

ARTICLE 4

AMOUNTS CREDITED TO ACCOUNTS

                    4.1          Participants' Accounts.

                    The Plan Administrator shall maintain an Account for each Participant to record the Participant's benefits under the terms of the Plan. Amounts shall be credited to a Participant's Account as provided in this Article. A Participant shall always be 100% vested in amounts credited to his Account.

                    The Account is for bookkeeping purposes only. The Company is not required to make contributions to the Trust Fund to fund the amount credited to a Participant's Account.

                    4.2          Amounts Credited Based Upon Elective Deferrals.

                    The Company shall credit a Participant's Account with the amount of a Participant's Elective Deferrals as follows:

                    (a)          Time of Election. A Participant may make a written election to make Elective Deferrals from Director Fees to be earned and paid subsequent to the election. A Participant's election shall continue until changed by the Participant.

                    (b)          Director Fees. "Director Fees" means the regular monthly retainer fees and any meeting fees paid to a Director.

                    (c)          Maximum Amount of Elective Deferrals. A Participant may defer up to 100% of his Director Fees.

                    (d)          Crediting of Elective Deferrals to Accounts. A Participant's Elective Deferrals shall be credited to his Account as soon as administratively feasible after the amounts otherwise would have been paid to the Participant.

                    4.3          Amounts Credited Based Upon Investment Results.

                    A Participant may choose among different investment funds periodically made available by the Plan Administrator for purposes of determining the Investment Results credited to his Account. The Plan Administrator shall periodically establish administrative rules for a Participant to make his investment elections and rules regarding the crediting of Investment Results. Investment Results shall continue to be credited (or debited) to a Participant's Account until the entire amount credited to the Account is distributed to the Participant.

                    The Company shall be under no obligation to make investments that correspond to the Participants' investment elections, even though the Participants' elections are used to determine the Investment Results on the Participant's Account under the Plan.

ARTICLE 5

DISTRIBUTION OF BENEFITS

                    5.1          Distributable Events.

                    A Participant or his Beneficiary shall be eligible for benefits under the Plan if a Distributable Event occurs. A Distributable Event occurs if:

                    (a)          The Participant dies.

                    (b)          The Participant ceases to be a Director of the Company.

                    5.2          Amount of Benefit.

                    A Participant's benefits from the Plan shall be the amount credited to his Account as of the date or dates the Participant's benefit payments are made under Section 5.3.

                    5.3          Form and Time of Payment.

                    The benefits described in Section 5.2 shall be paid in a single lump sum payment within 30 days after the end of the calendar quarter in which the Distributable Event occurs.

                    5.4          Tax Withholding.

                    Any applicable federal, state, or local income taxes shall be withheld from the payment of benefits.

                    5.5          Spendthrift Provision.

                    No benefit or interest under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or his Beneficiary.

ARTICLE 6

FUNDING

                    6.1          Funding of Benefits.

                    If a Change In Control occurs, the Company shall establish a grantor trust of the type referred to as a "rabbi trust" and make a contribution to the rabbi trust in an amount sufficient to fully fund all Participants' Accounts under the Plan. The contributions shall be made no later than the date of the Change In Control. The benefits that become payable under the Plan to a Participant or his Beneficiary shall be paid from the assets of the Trust Fund to the extent they are not paid directly by the Company.

                    The Company may establish a rabbi trust prior to a Change In Control. If a Trust Fund is established prior to a Change In Control, the Company may, but is not required to, make contributions to the Trust Fund.

                    6.2          Status as Grantor Trust.

                    The Trust Fund shall be a grantor trust under Sections 671 through 678 of the Code. The Trust Agreement shall provide that the assets of the Trust Fund are subject to the claims of the Company's general creditors if the Company becomes insolvent. If any assets of the Trust Fund are seized by general creditors of the Company, a Participant's right to receive benefits under the Plan shall not be changed.

                    6.3          Status of Participants as Unsecured Creditors.

                    The obligation of the Company to pay benefits under the Plan shall be unsecured. Each Participant is an unsecured creditor of the Company. Although the Company may make corporate investments to fund its potential liability under the Plan, the Plan constitutes a mere promise by the Company to make benefit payments in the future.

                    The establishment of an Account for a Participant and the Company's payment of contributions to the Trust Fund are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan for tax purposes.

ARTICLE 7

MISCELLANEOUS

                    7.1          Employment Rights.

                    The existence of the Plan shall not grant a Participant any legal right to continue as a Director.

                    7.2          Amendment.

                    The Company shall have the right to amend the Plan at any time. However, no amendment or termination shall reduce the amount credited to a Participant's Account.

                    7.3          Termination.

                    The Board of Directors shall have the right to terminate the Plan at any time. If the Plan is terminated, no additional amounts shall be credited to a Participant's Account under Section 4.2, but the Participant shall be credited with Investment Results under Section 4.3 until the Participant's benefits are distributed to the Participant. The Participant shall be entitled to receive the amount credited to his Account upon satisfying the requirements for payment of benefits under the Plan, unless the Company elects to make payment at an earlier time.

                    7.4          Severability.

                    The unenforceability of any provision of the Plan shall not affect the enforceability of the remaining provisions of the Plan.

                    7.5          Construction.

                    Words used in the masculine shall apply to the feminine where applicable. Wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

                    7.6          Governing Law.

                    The provisions of the Plan shall be governed by the laws of the state of Michigan.